July 21, 2020

State Street Bank and Trust Company
One Heritage Drive
North Quincy, Massachusetts 02171
Location Code: OHD0310
Attention:  Russell M. Donohoe

Re: Master Custodian Agreement – New Portfolio

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one (1) new series of shares to be known as American Century Asset Allocation Portfolios, Inc. - One Choice 2065 Portfolio (the “New Portfolio”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011 (the “Custodian Agreement”) by and among each Fund party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the New Portfolio under the terms of the Custodian Agreement. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

             Sincerely,

American Century Investment Management, Inc.
on behalf of American Century Asset Allocation Portfolios, Inc. - One Choice 2065 Portfolio

By:  /s/ Otis H. Cowan
Name: Otis H. Cowan
Title: Vice President

Agreed and Accepted:
STATE STREET BANK AND TRUST COMPANY

By: /s/ Jason Becker
Name: Jason Becker
Title: Executive Vice President
Effective Date: July 21, 2020
American Century Investments

P.O. Box 410141, 4500 Main Street americancentury.com Corporate Headquarters: Kansas City, MO
Kansas City, MO 64141-0141 800-345-2021 or 816-531-5575